Exhibit 10.49

Banking relationship 0247 00554949
(for internal bank use only)

UBS Switzerland AG

Casella Postale 1064

6830 Chiasso

Tel. +41-91-801 66 88

ubs.com

Credit Agreement

UBS Corporate Financing

1.	Borrower NAIE Natural Alternatives International Europe SA Via Cantonale 6928 Manno (hereinafter referred to as the ‘Borrower’)

2.	Lender UBS Switzerland AG Piazza Col. C. Bernasconi 5 6830 Chiasso (hereinafter referred to as ‘UBS’)

3.	Credit facility UBS grants the Borrower a credit facility in a maximum amount of 2 000 000 CHF.

4.	Financing purpose To finance current assets for operating purposes.

5.	Availability Subject to the terms and conditions of this Credit Agreement, this credit facility is available in the following forms in CHF and/or any freely-available and convertible currency:

▪	as a current account overdraft. Up to a maximum amount of 1 500 000 CHF.
▪	as UBS fixed advances with terms of 1 - 12 months. Up to a maximum amount of 1 500 000 CHF.
▪	as UBS floating rate loan with no fixed term.
▪	for issuing guarantees in form and substance acceptable to UBS with a maximum term of 1 year.
▪	for opening of documentary credits in a form acceptable to UBS for a period of up to 1 year.

UBS may amend unilaterally and at any time the utilization forms of the Credit Facility and/or cease the offering of certain utilization forms. In the event of a change in circumstances UBS reserves the right to refuse the utilization of the Credit Facility by the Borrower without termination of the Credit Agreement.

6.	Interest rates and commission

6.1	UBS current accounts

The applicable interest rates in CHF and common foreign currencies will be provided to the Borrower upon request.

Plus credit commission in the amount of 0,25% per quarter based on the maximum debit balance, but which shall not exceed 50% of the amount of interest charged per calendar quarter.

At the end of each calendar quarter, a closing statement showing interest and commission charges shall be provided. UBS shall have the right to adjust interest and commission rates to changing market conditions at any time with immediate effect.

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6.2	UBS fixed advances

For any advance with a term of up to and including 6 months, principal and interest shall be calculated and charged as a single payment at maturity.

For any advance with a term of more than 6 months, interest shall be calculated and charged quarterly at the end of each calendar quarter. Principal and interest shall be calculated and charged at maturity.

The interest rate is composed of the base interest rate according to Euromarket rates for the relevant term and currency, and a UBS margin

The interest rate shall be fixed two bank working days prior to any advance being drawn down or renewed, for the corresponding term and currency. The instructions for drawdown or renewal must be received by UBS at least two bank working days before such drawdown or renewal. Where such instructions are unavailable, advances falling due shall not be renewed and both principal and interest shall be debited from the relevant current account.

6.3	UBS floating rate loan

The interest rate is composed of the compounded overnight rate authoritative for the relevant currency (henceforth the base interest rate) plus the margin UBS determines.

For utilizations in CHF, the base interest rate shall be the compounded SARON, an interest rate provided by SIX Group Ltd., which is calculated and published according to the formula and methodology that SIX Group Ltd. publishes. For utilizations in USD, the SOFR compounded provided by the Federal Reserve Bank of New York shall be used as the base interest rate. For utilizations in EUR, the €STR compounded provided by the European Central Bank shall apply as the base interest rate, for utilizations in GBP the SONIA compounded provided by the Bank of England shall be used and for JPY the TONA compounded provided by the Bank of Japan shall be used. Base interest rates in foreign currency are also calculated according to the formula and methodology set by the administrator of the relevant reference interest rate.

The interest period shall be one calendar quarter. The first interest period shall begin on the same calendar day as the disbursement of the loan amount and shall continue until the last calendar day of the calendar quarter. Afterward, the interest period shall continue from the last calendar day of each calendar quarter until the last calendar day of the next calendar quarter. The last interest period shall continue until the calendar day when the termination becomes effective.

For utilizations in CHF, the compounded SARON shall be calculated as the base interest rate by compounding the overnight rates published in the applicable interest period for the individual calculation days. For utilizations in the currencies EUR (€STR), USD (SOFR), GBP (SONIA) and JPY (TONA), the base interest rate is based on compounding the overnight rates that were valid two local bank working days before the applicable interest day, so that a so-called look back period of two local bank working days applies (see informational sheet on overnight rates and compounded overnight rates, which forms an integrated component of this credit agreement).

The Borrower shall notify UBS of the desired amount and currency before the desired payout day.

The Borrower can change the amount, currency or the type of use in general subject to a notice period of 30 calendar days. Without such notice of the Borrower the UBS Floating Rate Loan shall be automatically continued with the current amount, currency and set margin.

6.4	Guarantees/documentary credits

Commissions and fees shall be fixed by UBS on a case-by-case basis, and shall depend in particular on the nature, size, term and complexity of the transaction as well as the Borrower’s credit rating.

UBS shall have the right to adjust its commissions at any time during the term of a guarantee, subject to a notice period of 90 days. UBS shall notify the Borrower of such adjustment in writing.

6.5	Interest calculation

Interest shall be calculated on an act/360 basis, i.e. the actual number of days per month divided by a 360-day year.

When determining the interest rate, and for the avoidance of doubt, the base interest rate may never be less than zero.

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6.6	Non-availability of the base interest rate

In the event that the base interest rate is no longer available in a currency as a recognized reference interest rate or is no longer published, the Contracting Parties agree that UBS shall determine the interest rate on the basis of another reference interest rate that is economically as nearly equivalent as possible. Reference interest rates deemed to be equivalent are specifically those rates that are calculated for the purpose of the value-neutral conversion of loans that were previously tied to the base interest rate in a currency.

If an economically equivalent reference interest rate is not available from third parties, and if no recognized premium or discount for the value-neutral conversion from the base interest rate in a currency to a replacement rate has been published, UBS will itself establish a corresponding premium or discount, publish it and take it into account when determining the interest rate.

For the avoidance of doubt, it is agreed that also in the event the base interest rate in a currency is discontinued, the reference value (before the margin) that is applied according to the aforementioned provisions can never be less than zero.

Starting at the time when the base interest rate in a currency is no longer available, new utilizations under the respective type of use are no longer possible.

7.	Handling fees

The handling fees amount to an one-time payment of 15 000 CHF.

In the event of a later redemption of the credit facility by a third party, UBS shall charge the Borrower 300 CHF for work and expenses incurred.

Cantonal stamp duty in the amount of 20 CHF due upon receipt of the Credit Agreement countersigned by the Borrower. This fee shall be debited directly to the corresponding current account.

8.	Maturity of Interests, Commissions and Fees / Debits

Interests, commissions and fees shall be payable on the agreed maturity date and the agreed account shall be debited, even if the day in question is a Saturday, Sunday or public holiday. Where interest or capital re-payments are delayed, interest on arrears, increased by at least 2% p.a., shall be charged.

9.	Security

The forms of security listed below shall serve UBS as security for all claims including all past due and current interest, commission, etc.:

1)	Assignment of all accounts receivable, pursuant to the separate document «Global Assignment».

10.	Term

Until further notice.

11.	Termination

11.1	Ordinary termination

The Borrower shall have the right to terminate this Credit Agreement at any time with immediate effect.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to refuse to make funds available to the Borrower under the credit facility at its discretion, without having to provide any reasons.

Any termination shall cancel the unused portion of the credit facility with immediate effect.

To the extent that the credit facility has been drawn down, any outstanding amounts shall become due and payable as follows:

▪	UBS current account immediately
▪	UBS fixed advance on expiration of the agreed term
▪	UBS floating rate loan after 30 calendar days have expired

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If, at the time of any ordinary termination, any use of the credit facility is made in the form of guarantees and documentary credits, the Borrower undertakes to release UBS within six months since the date of the termination at the latest from such contingent obligations or to provide security by pledging marketable assets up to the full amount of those commitments plus a customary bank margin.

11.2	Extraordinary termination

The Borrower shall have the right to terminate this Credit Agreement extraordinarily at any time by observing a period of 10 days’ advance notice, and to repay any outstanding amounts drawn down under the same in whole or in part. In the event that the outstanding amount becomes due as a result of an extraordinary termination during a current fixed interest period or on a date other than the original due date, an indemnity pursuant to paragraph 1 of «Indemnity in the event of an extraordinary termination» is due and payable on the due date of the premature repayment.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to declare all outstanding amounts including accrued interest, commission, fees, etc. immediately due and payable, irrespective of the term of any credit facility granted to the Borrower, if:

1)

the Borrower or a Group company («Group company» shall hereinafter mean any company that is controlled by the Borrower within the meaning of Art. 963, para. 2 of the Swiss Code of Obligations) is more than 30 calendar days in arrears with payment of interest, commission and/or principal payments owed to UBS or a third party (including any parties that may have acquired claims under the credit granted), or fails to reduce overdrafts by repayment or providing sufficient additional security within the time period set therefor by UBS.

2)

the Borrower or one of its Group companies is/are required by official order (in particular in the area of environmental protection) to undertake remedial measures which are deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

3)	in the opinion of UBS a material reduction in the value of security is imminent or has occurred.

4)	there has been a change of ownership/controlling interests in relation to the Borrower which UBS deems to be material.

5)

the Borrower or a Group company changes its/their legal or commercial structure, e.g. through liquidation, sale of a substantial part of its assets, change of its objects or business activities, merger or restructuring, provided that the relevant event is deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

6)

with regard to the Borrower or a Group company bankruptcy proceedings are filed and/or an application for court or out-of-court creditor protection is made and/or if debt enforcement proceedings are threatened or have already been initiated.

7)	the Borrower or a Group company has suspended payments or the earnings or asset position of the Borrower or a Group company is deemed by UBS to have deteriorated significantly.

8)	the Borrower or a Group company is in breach of any other obligations arising under this Credit Agreement.

If, at the time of any extraordinary termination, any use of the credit facility is made in the form of guarantees and documentary credits, the Borrower undertakes to release UBS immediately from such contingent obligations or to provide security by pledging marketable assets up to the full amount of those commitments plus a customary bank margin.

12.	Indemnity in the event of an extraordinary termination

In the event of an extraordinary termination by the Borrower an indemnity must be paid. This indemnity shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. If the interest rate is higher than the investment rate, the resulting difference shall be charged to the Borrower; if the interest rate is less than the investment rate, the resulting difference shall be credited to the Borrower.

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In the event that UBS terminates this Credit Agreement extraordinarily, the Borrower shall be liable to indemnify UBS for all losses UBS has suffered and/or costs incurred as a result, for any amount utilized under the Credit Agreement with a fixed interest period, in particular but not limited to, any indemnity which shall be calculated on the basis of the difference interest rate applied until the end of the fixed interest period, whereas the difference interest rate shall be the difference between the agreed interest rate and the interest rate obtainable at the time of the premature repayment on an investment in the money or capital market with a corresponding remaining term. UBS reserves the right to claim additional compensation.

13.	Representations and warranties

The Borrower represents and warrants that:

1)

the Borrower has not created any security interest in respect of its own obligations and/or the obligations of third parties other than security given under this Credit Agreement or in the context of other credit agreements with UBS and/or any security given in favour of other creditors with respect to which the Borrower has expressly notified UBS.

2)	no event has occurred which would entitle UBS to effect extraordinary termination, and no legal action is pending which could have a material adverse effect on the Borrower or its assets.

3)

at the time of entering into this Credit Agreement, there is no official order affecting it (in particular in the area of environmental protection), with the exception of any such orders of which UBS has been informed. The Borrower confirms that this is also the case for the companies under its control.

14.	Positive covenants

The Borrower undertakes:

1)	to effect all payment transactions via UBS, in order to facilitate credit control.

2)

to maintain, on a continuous basis, a minimum equity of 10,000,000 CHF (ten million Swiss francs) at the level of the Swiss entity [NAIE Natural Alternatives International Europe SA], as evidenced by the latest approved financial statements prepared in accordance with the applicable accounting principles. Failure to comply with this requirement shall constitute a material breach under this credit agreement.

15.	Negative covenants

The Borrower undertakes and ensures that neither the Borrower nor any group company, without prior written consent from UBS, will,

1)	enter into or assume any obligations (incl. contingent liabilities) which are secured by a right of lien, collateral agreement or any other encumbrance upon its current or future assets.

2)	secure existing obligations (incl. contingent liabilities) in the above-mentioned manner.

3)	grant any security for obligations (incl. contingent liabilities) of any group company and/or third party.

4)	prioritize any third party claims (incl. group company claims) over UBS claims out of or in connection with this Credit Agreement (pari passu).

16.	Information undertaking

For the entire term of this Credit Agreement, the Borrower undertakes to provide the following information to UBS:

1)

annually one copy of the balance sheet, the profit and loss statement and, if required by law, an audit report compliant with the legal requirements by no later than four months following the end of the financial year (separate and consolidated).

In the event of a change in circumstances UBS reserves the right to demand an audit report or to increase the requirements the audit report has to fulfill.

2)	one copy of the budget, including the investment budget by no later than 30 calendar days prior to commencement of the relevant fiscal year.

The Borrower undertakes, for the entire term of this credit facility, to immediately inform UBS of any material changes, in particular of the occurrence, or likely occurrence, of any circumstances which might constitute grounds for extraordinary termination.

UBS treats this information as confidential.

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17.	Conditions precedent

No utilisation may be drawn down until all copies of the documents listed below have been received by UBS, executed in the required form and satisfactory to UBS, and UBS has received the agreed security in legally valid form:

▪	one copy of this Credit Agreement

▪	Global Assignment

In the event that UBS has not received all of the documents and/or security, in the required form, within one month of the date of execution of this Credit Agreement, UBS shall be authorized to rescind this Credit Agreement without granting any extension of the deadline for receiving the said documents and/or security.

18.	Miscellaneous provisions

18.1	General Terms and Conditions and Disclosure of Client Data

The «General Terms and Conditions» of UBS as well as the document «Disclosure of Client Data» shall form an integral part of this Credit Agreement.

18.2	Order in which security shall be realized

In the event that several items of security have been provided to UBS, UBS shall, if and when realizing the security, decide at its discretion to what extent and in which order the items shall be realized, and how the proceeds from such realization shall be allocated to the individual drawdowns.

18.3	Increased cost

In the event that increased costs are incurred by UBS due to governmental regulations, for example the introduction of minimum reserves, credit taxation or alterations in minimum equity capital rates, these additional expenses shall be borne by the Borrower. In such cases, UBS will be entitled to increase correspondingly the relevant interest rates and commissions by observing a period of at least 30 days’ advance notice.

If UBS is forced to increase the interest rates and commissions in accordance with this clause, the Borrower shall be entitled to repay the credit/amounts drawn down affected by such increase together with interest rates and commissions, by observing a period of at least 30 days’ advance notice. The costs of such early repayment shall be borne by the Borrower pursuant to paragraph 1 of «Indemnity in the event of an extraordinary termination».

19.	Transfer of credit claims and banking secrecy waiver

UBS shall have the right to offer for transfer, or to transfer, in whole or in part, its rights under this Contract, including any collateral provided in respect of the credit facility, such as mortgage notes and/or any other collateral, to any third parties in Switzerland or abroad.

UBS may at any time provide all third parties, including rating agencies, which may be parties to such transfer, with access to all information and data relevant to the transfer, and shall be released in this regard from the statutory obligation to maintain banking secrecy. Insofar as third parties are not subject to Swiss legislation on banking secrecy, information and data shall only be disclosed if the said parties undertake to maintain secrecy.

All purchasers shall be entitled to further assign the rights acquired, provided that each subsequent purchaser also undertakes to maintain secrecy.

Mortgage notes and/or other collateral provided in respect of the credit facility may be transferred only if the rights under this Contract are also transferred at the same time, in whole or in part, or if it is ensured in any other way that the provider of collateral can also exercise against the purchaser of the mortgage note and/or other collateral any right of objection against the respective owner of the credit claim; and that the provider of collateral can, after full repayment of all secured claims, demand delivery of the mortgage note and/or other collateral provided in respect of the credit facility.

UBS (and any party acquiring rights as a result of any transfer made in accordance with this clause) may, without having to obtain further consent from the Borrower, assign, along with the transferred rights, any limit obligation agreed under this Contract, and/or any other obligations arising hereunder, to the purchaser in respect thereof.

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Any party acquiring such obligations must either be a company affiliated with UBS, or a Swiss or foreign financial institution (bank, insurance company, or similar). UBS shall be released from any obligation to the extent that it transfers the same. In accordance with and pursuant to this provision, UBS shall be also entitled to transfer the Contract as a whole to such a purchaser (transfer of contract). Each purchaser shall be entitled to further transfer the entire Contract to a subsequent purchaser.

20.	Waiver of set-off

The Borrower waives its right to offset its obligations against any claims it may have against UBS and/or any party acquiring rights under this Credit Agreement, even if such claim by way of set-off against UBS, or any party acquiring rights hereunder, may not be recoverable as a result of insolvency or over-indebtedness.

21.	Applicable law and place of jurisdiction

This Credit Agreement shall be governed by and construed in accordance with substantive Swiss law.

Subject to mandatory jurisdictions provided by law the exclusive place of jurisdiction for all legal proceedings shall be Zurich or the location of the branch holding the account.

This shall also be the place of performance, and the place of debt collection for the Borrower domiciled abroad.

22.	Number of executions

This Agreement was executed in two original copies.

For internal bank use only                   Signature(s) verified/Signed in my presence

Information on overnight rates and compounded overnight rates

What are overnight rates?

Each of the five currency zones CHF, EUR, USD, GBP and JPY have determined their own overnight rate that is suitable in the lending business for being used as a reference interest rate. The following table provides a short overview:

Currency	Overnight rate	Administration
CHF	SARON	SIX Swiss Exchange
EUR	€STR	European Central Bank
USD	SOFR	Federal Reserve Bank of New York
GBP	SONIA	Bank of England
JPY	TONA	Bank of Japan

The SARON (Swiss Average Rate Overnight) is calculated as a volume-weighted average rate based on completed transactions and binding buy and sell prices on the Swiss money market. The calculation method has been defined by SIX Group SA (SIX) in collaboration with the Swiss National Bank (SNB). The SARON is publicly accessible, transparent and meets the requirements of international benchmark standards. It is set and published immediately after the close of business (18:00 hours Central European Time) by SIX, which operates the infrastructure for the Swiss financial market.

Furthermore, since the introduction of the SNB base rate, the SARON has also been subject to the monetary policy of the SNB. As the SARON is the most meaningful, short-term money market interest rate in Switzerland today, the SNB explicitly aims to keep it close to its own prime rate.

The administrators use similar principles for the currencies EUR, USD, GBP and JPY. In particular it was emphasized that overnight rates in a liquid market would be determined by transparent criteria. In contrast to the CHF, the base interest rates are not published until the following trading day.

If no overnight rate is determined on a bank working day for the functional currency, the applicable overnight rate is the overnight rate from the preceding bank working day.

What are compounding overnight rates, and how are they calculated?

The authoritative base interest rate for the UBS Floating Rate Loan is the compounded overnight rate in the appropriate currency. The authoritative base interest rate is calculated by the formula and methodology set by the administrator of that reference interest rate.

The Compounded SARON is an interest rate set and published daily by SIX for various interest periods. The amount of interest that must be paid for the UBS Floating Rate Loan is calculated by compounding the SARON overnight rates applicable in the chosen interest period¹. Thus, the Compounded SARON reflects the realized interest level in the past interest period. The Compounded SARON is, therefore, a retrospective reference interest rate which is made known one banking day before the end of the interest period (at 6:00 p.m. Central European Time). The Compounded SARON can be found and checked at any time on the SIX website.

If a calculation day during the interest period falls on a Saturday, Sunday or other officially recognized holiday, the overnight rate applicable on the directly preceding local bank working day is used to calculate the compounded interest rate in the appropriate currency according to the formula published by the appropriate benchmark administrator.

¹ SIX Group Ltd always rounds the Compounded SARON up to four decimal places. UBS uses compounded rates rounded to four decimal places for all currencies.

Overnight rates are also compounded in the currencies EUR, USD, GBP and JPY. Since the overnight rates are not published until the following trading day, what is known as a look back period of two local bank working days is applied. This means that the interest rate from two local bank working days in the past is used. For example on Monday the overnight rate from the past Thursday is included in the calculation, on Tuesday the interest rate from the past Friday is included in the calculation and on Wednesday the overnight rate from the past Monday is included in the calculation.

Where do I find information on compounded overnight rates?

Information about the Compounded SARON and how the Compounded SARON is calculated can be found on the SIX website.

Information on the overnight rates and the calculation methods in the other currency zones can be found on the webpages of the appropriate administrator.

As the links to the administrators or their contents may alter at any time, for easier reference you will find the above-mentioned information and the current version of the documents under the following link: ubs.com/floating-rate-loan

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Global Assignment

Contracting parties

NAIE Natural Alternatives International Europe SA

Via Cantonale

6928 Manno

(hereinafter the Assignor¹)

1.

The Assignor herewith irrevocably assigns unto UBS Switzerland AG (hereinafter UBS), all existing and future claims from his business, including any preferential and accessory rights (such as guaranties, pledged rights, rights of retention, claims due to reservation of ownership, rights to the surrendering of goods, rights which have been transferred in trust, insurance claims etc.) (hereinafter Claims). Furthermore, all current, forfeited and future interest is assigned. The assignment includes any credit balances on accounts held with third party banks or postal accounts, resulting from the payment of Claims.

2.

With the Global Assignment, UBS shall obtain all rights of the Assignor towards the assignment debtors. UBS will thereby particularly be entitled (a) to give notice on any Claims, (b) to require payment of any interest and principal in so far as such is due, as well as (c) setting-off any paid amounts with claims that it has or will have against the Assignor, without regard to whether or not such claims are due, as well as keeping such claims in trust and (d) granting respite for the Claims at its own discretion. In so far as the Assignor’s rights are connected to the obligation as such, UBS shall be expressly empowered but not obliged to exercise these rights in its own name. This empowerment shall not be revoked with the Assignor’s death or where one of the events set out in article 35 of the Swiss Code of Obligations should occur.

The Assignor undertakes to present to UBS any existing instruments of indebtedness, as well as - immediately upon request - all other documents, as well as providing all information necessary in order for UBS to exercise its rights under this Assignment. In addition, UBS may inspect his account books at any time, in order to evaluate the status of the Claims.

Furthermore, the Assignor undertakes, unconfirmed and with reference to this Global Assignment, to inform UBS by the latest the 15th day of each month as to the balance of his claims, valid as per the end of the preceding month, as well as attaching to said balance, every three months, a complete list of all outstanding claims including an indication of the invoice dates, the amounts due, as well as the name and domicile of the assignment debtors.

As per June 30, 2025, the claims assigned to UBS were worth a total of 6 374 145.00 CHF.

3.

The Claims shall serve UBS as collateral for all present and future claims made by UBS towards the Assignor or his legal heirs or successors in connection with the business relationship. The Global Assignment also covers Claims resulting from compensation for damages, due and current interest, commissions as well as expenses and costs.

They/it shall also serve as security for claims for compensation brought against the Assignor where UBS, as a consequence of the Assignor’s failure to discharge his/her/its obligation to pay Value Added Tax (hereinafter VAT), is obliged to pay the same to the Swiss Federal Tax Administration (hereinafter FTA) or has made such payments to it with effect of discharging its own liability (qv. section 11). Where several guaranteed claims exist, UBS shall decide which of these shall be accredited with the Claims or any proceeds therefrom. Claims assigned to one UBS branch shall also constitute collateral for claims from other UBS branches.

4.

The Assignor fully warrants the existence and the enforceability of the Claims. He undertakes to monitor the assignment debtors and to inform UBS when their solvency could put the enforceability of the claims at risk. He also undertakes to immediately inform UBS about Claims that appear in danger of default.

The Assignor hereby confirms that no contractual or statutory prohibitions of assignment exclude or restrict the assignment of Claims (e.g. through the reservation of required consent by the assignment debtor).

5.	The Assignor hereby renounces his right to object to UBS liquidating the Claims before initiating enforcement proceedings leading to the seizure of assets or bankruptcy proceedings.

6.

The Assignor shall ensure, by taking suitable measures, e.g. providing indication on his invoices, by referring to the existing UBS banking relationship, or by enclosing UBS postal payment slips, that any payments for the Claims are made to his UBS account. The Assignor shall immediately pass on to UBS payments made directly to himself or to a third party bank or to a postal account. The Assignor furthermore undertakes to inform the assignment debtors, immediately upon UBS’ first request, of the Global Assignment. Furthermore, UBS may also inform the assignment debtors at any given time.

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7.

The Assignor is not permitted to have other banks provide discounts or advances where he receives a bill of exchange. The said bill of exchange must be endorsed to UBS’ order and submitted, in accordance with UBS’ instructions.

8.

Where in UBS’ opinion a reduction in value of the Claims should occur or be in danger of occurring (e.g. due to a deterioration in the economic situation of the assignment debtors, due to currency fluctuations etc.), or where for other reasons UBS considers the Claims as no longer offering sufficient collateral, the Assignor undertakes to immediately either improve such collateral according to UBS’s requirements or to make down payments as defined by UBS.

9.

The Assignor hereby confirms, he is solely entitled to the Claims and there are no other assignments besides this Global Assignment. The Assignor also warrants that he shall not make such assignments to third parties for as long as this Global Assignment exists. The Assignor is committing a crime if he assign a claim more than once, or fails to pass on to UBS payments made directly to himself, to third party banks or postal accounts.

10.

The Assignor undertakes to discharge his/her/its VAT obligations in connection with the Claims, in particular to pay in full and on time the tax claim, and to prove to UBS, on its request, that this has been done. The Assignor further authorizes UBS to obtain this information directly from the FTA and, for this purpose, frees UBS from its obligations under Swiss banking secrecy laws and the FTA from its obligations of official confidentiality.

The Assignor undertakes to inform UBS immediately in the event of an application for opening of bankruptcy proceedings or moratorium, opening of proceedings for seizure or realization of assets being brought against him/her/it or of the Assignor being, or expected to become, for other reasons, no longer able to discharge his/her/its VAT obligations in connection with the Claims.

11.

UBS has the right to pay the VAT transferred and collected with the Claim(s) to the FTA at any time and thereby discharge its liability. UBS shall be indemnified by the Assignor for such payments and for payments made as a result of the Assignor’s failure to discharge his/her/its obligation to pay VAT.

For this purpose, UBS may debit an account held by the Assignor. The Assignor shall also make available to UBS the documentation required for the purpose of verifying the amount of liability.

12.	Transfer of credit claims and banking secrecy waiver

Where UBS chooses to exercise, in part or in full, the right granted to it by the Borrower to transfer credit claims, inclusive of collateral, namely the claims assigned herewith, it shall be permitted to disclose any information and data collected in connection with the present agreement to third parties involved in such transfer, including rating agencies, at any time, and shall be freed from its obligations under Swiss banking secrecy laws, in this regard the same shall apply to any party acquiring such claim and which has the right to reassign the same in whole or in part. Where such assignees are not subject to Swiss banking secrecy laws, such disclosure shall only occur where they undertake to maintain secrecy and require such secrecy from possible further contracting partners.

Where UBS chooses to exercise, in part or in full, the right granted to it by the Borrower to transfer credit claims, then it shall be allowed to pledge all or any of the Claims, to the purchaser as collateral for the transferred credit claims or to also grant other security rights to the Claims.

Where UBS additionally makes use of the right granted to it by the Borrower to transfer limit obligations and/or other obligations arising from the credit relationship, it may also pledge all or any of the Claims as collateral for securing all future claims resulting from the assumed obligations or may also grant other security rights to the Claims.

After the final repayment to the purchaser of the claims guaranteed by the Claims, the Claims again exclusively secure the claims of UBS as per Section 3 hereof. UBS undertakes - to the extent required - that the purchaser retransfers all transferred claims to UBS subsequent to the satisfaction of such claims. UBS is, particularly in the event of a pledge and subject to the consent of the purchaser, authorised to exercise all rights under the present agreement in its own name as well as in the name of the purchaser.

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(for internal bank use only)

UBS may, however, also empower the purchaser to independently assert the rights transferred to him with the Claims for the claims of UBS as well as for the credit claims transferred to him.

In the event that UBS exercises the right granted by the Borrower to transfer claims under the credit facility, together with any security provided in respect thereof, in particular the claims hereby assigned, in whole or in part, it shall be entitled to grant all rights hereby granted in connection with use of the claims assigned, which shall be equal in scope to the rights accruing to UBS and such assignee shall be entitled to grant the same to its successors in title.

13.	All communications to the Assignor shall be deemed to have been duly served, when they have been dispatched to the last known address provided to UBS.

14.	Applicable law and place of jurisdiction

This Global Assignment shall be governed by and construed in accordance with substantive Swiss law.

Subject to mandatory jurisdictions provided by law the exclusive place of jurisdiction for all legal proceedings shall be Zurich or the location of the branch holding the account.

This shall also be the place of performance, and the place of debt collection for the Assignor domiciled abroad.

¹ The singular form also includes the plural, and all masculine terms referring to persons refer to persons of both genders.